Exhibit (d) 2 (25)

   First Amendement to Amended and Restated Investment Subadvisory Agreement between Phoenix Investment Counsel, Inc. and Engemann & Associates, Inc.

                               FIRST AMENDMENT TO
                               ------------------
                   AMENDED AND RESTATED SUBADVISORY AGREEMENT
                   ------------------------------------------

       THIS AMENDMENT dated this 12th day of November, 2002 amends that certain Amended and Restated Subadvisory Agreement dated as of September 28, 2001 (the "Agreement") by and between Phoenix Investment Counsel, Inc. ("Adviser") and Roger Engemann & Associates, Inc. ("Subadvisor"), regarding the management of the Phoenix-Engemann Small & Mid-Cap Growth Series (the "Series") of The Phoenix Edge Series Fund (the "Fund") as follows:

1.   Section 18 is hereby added as follows:

     "Proxies. The Subadvisor shall review all proxy solicitation materials and be responsible for voting and handling all proxies in relation to the Assets in accordance with such policies and procedures adopted or approved from time to time by the Fund. Unless the Adviser or the Fund gives the Subadvisor written instructions to the contrary, the Subadvisor will, in compliance with the proxy voting procedures of the Series then in effect, vote or abstain from voting, all proxies solicited by or with respect to the issuers of securities in which assets of the Series may be invested. The Adviser shall cause the Custodian to forward promptly to the Subadvisor all proxies upon receipt, so as to afford the Subadvisor a reasonable amount of time in which to determine how to vote such proxies. The Subadvisor agrees to provide the Adviser with quarterly proxy voting reports in such form as the Adviser may request from time to time."

2. Except as expressly amended hereby, all provisions of the Agreement shall remain in full force and effect and are unchanged in all other respects. All initial capitalized terms used herein shall have such meaning as ascribed thereto in the Agreement, as amended. All terms and phrases in quotations shall have such meaning as ascribed thereto in the Investment Company Act of 1940, as amended.

3. This Amendment shall become effective on the date first accepted by the Subadvisor which date is set forth above the Subadvisor's name on the signature page hereof.

4. This Amendment may be executed in one or more counterparts, each of which shall be deemed to be an original and, all of which, when taken together, shall constitute but one and the same instrument.

       IN WITNESS WHEREOF, the parties hereto intending to be legally bound have caused this Amendment to be executed by their duly authorized officers or other representatives.

                             PHOENIX INVESTMENT COUNSEL, INC.

                             By:  /s/ Robert S. Driessen
                                 -----------------------------------------------
                                Name:      Robert S. Driessen
                                Title:     Vice President

AGREED AND ACCEPTED this 4th day of February, 2003.
ROGER ENGEMANN & ASSOCIATES, INC.

By:  /s/ Malcolm Axon
    ----------------------------
         Name:  Malcolm Axon
         Title: C.F.O.